Exhibit 99.1
[Letterhead of DMC]

[Photograph of Kevin Longe]

July 17, 2014

Dear Stockholders:

As we pass the mid-point of 2014, it has been just over a year since I assumed the role as DMC’s Chief Executive Officer. This letter is an update on the considerable progress made at your Company during that period. Change has come at virtually every level of the business, and the willingness of the DMC team to embrace new roles, responsibilities and objectives is a reflection of the entrepreneurial spirit that permeates this organization.

As I considered the opportunity to join DMC, my experience building and growing global industrial organizations gave me a unique perspective on the strengths and growth potential of the Company. Perhaps its most compelling attribute was the global network of technical product and process businesses that had been established under the direction of my predecessor, Yvon Cariou. Yvon and I worked closely during the leadership transition, and he continues to be very supportive from his position as a Director on our Board.

One of my initial objectives as CEO was to enhance the strategies, structure, personnel, safety culture and business best practices that would allow us to maximize the inherent strengths of our global organization. I also believed that our businesses could be more successful if they were empowered at the local level, where customer interaction and operations take place. To this end, we decentralized leadership by appointing new presidents at each of our three businesses: NobelClad, DynaEnergetics and AMK Technical Services. Our business-level presidents have, in turn, strengthened their organizations to be more nimble and better serve customers at the local level.

Each of these businesses was pursuing a range of organic growth opportunities, and to enhance their prospects for success, it was imperative to first put in place the personnel and systems required to support their expected growth. We made dozens of internal promotions, recruited new talent where appropriate, opened new sales offices and distribution facilities, and increased investments in research and development.

We also repositioned the Company under a new brand family, giving us a more cohesive identity in our markets. This rebranding helped dissolve the perception that DMC and its explosion-welding business were one and the same. You will see an expression of these brands in new marketing material and a new corporate website during the third quarter.

Following are highlights of key developments at the business level:

NobelClad
At NobelClad, which serves the global industrial and infrastructure markets, leadership transitioned to the newly created position of President, and no longer falls under the duties of the corporate CEO. Jeff Nicol, previously Vice President and General Manager of our North American cladding operations, assumed this role and immediately directed an effort to unify our explosion-welding facilities in the United States, France and Germany under a consistent operational vision and common name, NobelClad.

Jeff and his team have worked to extend NobelClad’s dominant market position through geographic expansion and development of new clad plate applications. With Asia representing a long-term growth opportunity, NobelClad opened a sales and material sourcing office in Shanghai, China, and a sales office in Busan, South Korea. Our application development teams are making important headway in the areas of clad pipe for the oil and gas sector.

NobelClad has historically been a late-cycle business and traditionally sees demand improve deeper into the industrial spending cycle. Consider that its sales reached an all time high of $195 million in 2008, a year after much of the economy had begun to slide into recession. While order volume has been relatively light in recent quarters, quote requests have improved through the first half of 2014, particularly from global energy and chemical markets.

The American Chemistry Council recently reported that 148 projects are scheduled for construction in the U.S., thanks largely to the abundance of low-cost natural gas. These projects are expected to command more than $100 billion in capital investments in the coming years. With these and other opportunities emerging across the global industrial landscape, we are cautiously optimistic there will be a meaningful improvement in NobelClad’s bookings beginning next year.

In the meantime, NobelClad’s sales organization is putting greater emphasis on its relationships with end-user businesses and the engineering and construction companies that serve them. While our direct customer is typically the fabricator, end users and their contractors benefit from our expertise in cladding applications and material science, and can specify our products early in the design and material selection phase of a project. Our sales teams in the U.S., Europe and Asia have become increasingly collaborative in their pursuit of these global opportunities, and we have aligned incentives accordingly.

Oilfield Products
We serve the global energy markets through DynaEnergetics and AMK Technical Services, which collectively represent our Oilfield Products business and began reporting combined financial results in this year’s first quarter. The majority of Oilfield Products’ sales come from DynaEnergetics, which has reported four consecutive years of top-line growth and is capitalizing on strong global demand for advanced well perforating systems.

Under the direction of DynaEnergetics’ new President, Ian Grieves, we are building a global leadership position in perforating technology. An active research and development program has resulted in two significant new product offerings, the DynaSelect Detonator and the DynaStage Gun System, which are raising the bar for oilfield service companies and well-site safety, and improved perforating economics. The DynaSelect system has been a strong seller since its introduction late last year, and helped drive a 17 percent year-over-year sales increase in the Oilfield Products business during this year’s first quarter. DynaStage, a pre-assembled and customizable gun system, was introduced at the Offshore Technology Conference in Houston this May, and was very well received by current and prospective customers. We believe both products, as well as additional offerings to be released in the coming quarters, should drive meaningful long-term revenue growth and improved operating margins.

In every geographic region served by DynaEnergetics, exploration and production activity is growing. This is particularly true in our largest markets, the United States and Canada, where the rig count currently is up 6% and 9%, respectively, year-over-year; and well-completion spending is robust. We enhanced our ability to serve these markets with the launch last September of our Blum, Texas shaped-charge production facility, and have opened new distribution centers in Mt. Braddock, Pennsylvania and Bonnyville, Alberta.

Russia also represents a large market for DynaEnergetics. Historically, our ability to serve this market has been limited by restrictions on the import of explosive components. We will overcome this hurdle later this year with the opening of a new shaped-charge plant in Tyumen, Siberia. We are excited about the leadership team being assembled in Russia and the Commonwealth of Independent States (CIS) by Wilhelm Sonnenberg, Vice President and General Manager – CIS, and look forward to their contributions.

DMC Corporate
DMC’s ability to manage a global network of businesses is a unique skill set for a company of our size. My objective was to enhance that ability by strengthening our foundation at the corporate level, and better serving our customers, the DMC family of businesses. To that end, we are enhancing company-wide safety programs, improving our cash management systems and financial and HR teams, strengthening our information technology platform, and adding new business and market analysis tools and personnel. This process is ongoing, but our ultimate intent is to foster our entrepreneurial spirit by pushing operational decisions down into our businesses, and supporting them with a lean but effective set of corporate-level resources.

We will continue to enhance our corporate foundation, as we expect it to serve a larger family of global industrial businesses in the years ahead. Rick Santa, who was recently named Senior Vice President of Business Development after 18 years as our Chief Financial Officer, is helping me pursue growth opportunities both in and outside the Company.

Michael Kuta joined us as our new CFO in March. He was previously Corporate Controller at Berkshire Hathaway’s $6 billion Lubrizol Corporation, and also held positions of increasing financial management responsibility at Lincoln Electric. He is enhancing and strengthening the finance and IT functions to better position us for future growth, among his many other duties.

When I joined DMC, another attribute I found especially appealing is the capacity of our businesses to generate strong cash flow. NobelClad’s low fixed cost business model has allowed it to produce impressive cash returns for many years. We believe the investments made to expand DynaEnergetics’ global production and distribution capabilities will allow the Oilfield Products business to soon join NobelClad as a healthy generator of cash.

In an effort to maximize shareholder returns, we established three performance tenets to guide our decision making:

1.	Maximize free cash flow through financial discipline

2.	Maximize returns on invested capital by achieving operational excellence and making discerning investment decisions

3.	Invest in new technology, product and market development to drive sustained growth and increased profitability.

The long-range prospects for your Company are strong. I believe we are in the right industries, with growing product and service offerings and the right people on the job. Clearly, I am extremely excited about the future of DMC.

Most importantly, I want to thank our employees for welcoming me, dedicating their time and talent to the Company, and embracing our evolving vision. I also want to acknowledge our Board of Directors, which is a regular source of invaluable guidance and support. Finally, thank you, our shareholders, for your ongoing interest in the Company.

Kind regards,
Kevin Longe
President and CEO

Safe Harbor Language
Except for the historical information contained herein, this letter contains forward-looking statements, including expectations about improving conditions in NobelClad's industrial end markets, new product launches at DynaEnergetics and associated revenue growth and margin improvements, timely completion of our new Russian manufacturing facility, and the Company's other growth initiatives. These risks and uncertainties include, but are not limited to, the following: our ability to realize sales from our backlog; our ability to obtain new contracts at attractive prices; the execution of purchase commitments by our customers, and our ability to successfully deliver on those purchase commitments; the size and timing of customer orders and shipments; fluctuations in customer demand; our ability to successfully execute upon growth opportunities; fluctuations in foreign currencies, changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timing and price of metal and other raw material; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company's SEC reports, including the annual report on Form 10-K for the year ended December 31, 2013.